EXHIBIT 4.4

ELEVENTH SUPPLEMENTAL SENIOR INDENTURE
BETWEEN
MORGAN STANLEY
AND
THE BANK OF NEW YORK MELLON
as successor to JPMorgan Chase Bank, N.A. (formerly known as
JPMorgan Chase Bank), Trustee

Dated as of March 24, 2021

SUPPLEMENTAL TO SENIOR INDENTURE
DATED AS OF NOVEMBER 1, 2004

THIS ELEVENTH SUPPLEMENTAL SENIOR INDENTURE dated as of March 24, 2021 (the “Eleventh Supplemental Senior Indenture”) between MORGAN STANLEY, a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), as trustee (the “Trustee”),
W I T N E S S E T H :
WHEREAS, the Issuer and the Trustee are parties to that certain Senior Indenture dated as of November 1, 2004 (the “Indenture”);
WHEREAS, the Issuer established and on March 9, 2017 issued its Global Medium-Term Notes, Series I, Floating Rate Senior Notes Due 2027 (the “Notes”);
WHEREAS, Section 8.02 of the Indenture provides that, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by such supplemental indenture (voting as one class), the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series or of the Coupons appertaining to such Securities, subject to the conditions set forth therein; provided, that no such supplemental indenture shall, among other things, reduce the rate or extend the time of payment of interest on any Security without the consent of the Holders of each Security so affected;
WHEREAS, the Issuer desires to modify certain provisions of the Notes relating to how interest on the Notes is calculated, accrued and paid;
WHEREAS, all the consents necessary to enter into this Eleventh Supplemental Senior Indenture have been received;
WHEREAS, the entry into this Eleventh Supplemental Senior Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and
WHEREAS, all things necessary to make this Eleventh Supplemental Senior Indenture a valid indenture and agreement in accordance with its terms have been done.
NOW, THEREFORE, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:
Article 1
Section 1.01.Amendment of the Notes. The terms of the Notes are hereby amended by the insertion of a new section entitled “Effect of Benchmark Transition Event” to read in its entirety as follows:

“Effect of Benchmark Transition Event

The following provisions apply to this Note notwithstanding the terms set forth elsewhere in this Note:
Benchmark Replacement. If the Issuer or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to this Note in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Issuer or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
Decisions and Determinations. Any determination, decision or election that may be made by the Issuer or its designee pursuant to this section entitled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
•will be conclusive and binding absent manifest error;
•will be made in the Issuer’s or its designee’s sole discretion; and
•notwithstanding anything to the contrary in the documentation relating to this Note, shall become effective without consent from the holder of this Note or any other party.
Certain Defined Terms. As used herein:
“Benchmark” means, initially, three-month U.S. dollar LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month U.S. dollar LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Issuer or its designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;
(2)    the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(4)    the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;
(5)    the sum of: (a) the alternate rate of interest that has been selected by the Issuer or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:
(1)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;
(3)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the Issuer or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Issuer or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer or its designee determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Issuer or its designee in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)    if, and to the extent that, the Issuer or its designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Issuer or its designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month U.S. dollar LIBOR, 11:00 a.m., London time, on the relevant interest determination date, and (2) if the Benchmark is not three-month U.S. dollar LIBOR, the time determined by the Issuer or its designee in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

Section 1.02. Exchange of the Notes. The Trustee is authorized to exchange the original certificate dated March 9, 2017 evidencing the Notes for the duly executed and authenticated certificate evidencing the amended terms of the Notes. Upon such exchange, the Trustee shall promptly cancel and dispose of such original Notes in accordance with Section 2.10 of the Indenture. Failure to exchange such original Notes for such amended Notes in accordance with this Section will not impair the validity of or otherwise affect the Notes, as amended.

Article 2
Miscellaneous Provisions
Section 1.01.Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Eleventh Supplemental Senior Indenture.
Section 1.02.Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.
Section 1.03.Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.
Section 1.04.Governing Law. This Eleventh Supplemental Senior Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.
Section 1.05.Counterparts. This Eleventh Supplemental Senior Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Eleventh Supplemental Senior Indenture. Each of the Issuer and the Trustee represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such party and has and will maintain sufficient records of the same.
Section 1.06.Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Eleventh Supplemental Senior Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Senior Indenture to be duly executed as of March 24, 2021.

MORGAN STANLEY
By:	/s/ Kevin Sheehan
Name: Kevin Sheehan
Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON, as TRUSTEE
By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

5